Exhibit 11.2

Independent Auditor’s Inclusion Letter

We agree to the inclusion of our report dated March 31, 2025, with respect to the balance sheet of Groundfloor Loans 2 LLC as of December 31, 2024, which appears in the accompanying Offering Statement on Form 1-A of Groundfloor Loans 2 LLC.

Roanoke, Virginia

May 30, 2025